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                                                                   EXHIBIT 99.1

[Boston Capital LOGO]

BOSTON CAPITAL REIT DECLARES A DIVIDEND

     Boston, MA, August 4, 2006 -- Boston Capital Real Estate Investment Trust, Inc. (the "Company"), announced today that the Company's board of directors authorized a distribution payable to common stockholders of record as of the close of business on July 31, 2006, totaling $0.0542 per share of common stock. The declared distribution covers the period June 29 through July 31, 2006 and will be paid to common stockholders in cash on August 21. This distribution is equivalent to an annual distribution rate of six percent (6%) assuming the share was purchased for $10. Investors may choose to receive a cash distribution or purchase shares through the Company's distribution reinvestment plan, which was amended and restated, effective August 4, 2006 (the "Amended Plan"). A copy of the Amended Plan may be obtained from the Company by calling (800) 866-2282. Each distribution is expected to constitute return of capital for tax purposes.

     The Company also announced that the Company's board of directors authorized distributions payable to preferred stockholders of record as of the close of business on June 30, 2006. The declared distributions cover the period January 30 through June 30, 2006 and will total $24.99 per share of preferred stock, which is equivalent to an annual distribution rate of twelve percent (12%). Distributions to each preferred stockholder of record will be paid in cash on or before August 21, 2006.

     The Company currently owns eleven properties across the United States and will continue to focus on its investment objectives of providing regular cash dividends to investors and secondarily, to achieve long term capital appreciation.

     This release contains forward-looking statements relating to the business and financial outlook of the Company that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the prospectus for the public offering of equity of the Company. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Boston Capital:

The Company's advisor, Boston Capital Corporation, headquartered in Boston, Massachusetts, is a fully integrated finance and investment company. Since its inception in 1974, Boston Capital has been on the cutting edge of multifamily property investment, management and financing. Boston Capital serves clients nationwide and internationally, controlling over 2,642 multifamily properties, constituting over 147,000 apartments located in 48 states and the District of Columbia, with a total development cost in excess of $11.3 billion. Boston Capital is the 4th largest owner/investor of multifamily housing in America.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com